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                             FORM N-6, ITEM 26(d)
                                    CONTRACTS
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                     American United Life Insurance Company
                              [One American Square
                             Indianapolis, IN 46206]

                  WAIVER OF MONTHLY DEDUCTIONS DISABILITY RIDER

This rider is a part of the policy to which it is attached. The Policy Date of this rider is the same as the Policy Date of the policy unless otherwise stated on the Rider Specifications Page. The rider's provisions shall control when there is a conflict between this rider and the policy.

Definitions

Insured - As used in this rider, the Insured is the same as the Insured for the policy.

Total Disability - A disability that:

     (1) Results from an injury first occurring or a disease first manifesting itself after the Policy Date of the rider but before the Policy Anniversary on which the Insured reaches the Attained Age of 65;

     (2)  Has continued for at least six (6) months;

     (3) Requires regular attendance by a licensed physician, other than the Insured; and

     (4) Prevents the Insured from performing the material and substantial duties of an occupation for pay or profit. During the first 24 months of Total Disability, an occupation means the Insured's regular occupation at the time the Total Disability began. Afterwards, it means any occupation for which the Insured is, or could reasonably become, qualified by reason of education, training, or experience. (Being a homemaker or a student is considered engaging in work for pay or profit.)

Benefit

While this policy is in force, if the Total Disability continues for a consecutive period of six (6) months, then the Monthly Deductions in the policy will be waived, subject to the following:

     (1) If the Insured's Total Disability begins before the Policy Anniversary on which the Insured reaches the Attained Age of 60, we will waive all Monthly Deductions becoming due during the continuance of that disability until the Policy Anniversary on which the Insured reaches the Attained Age of 121.

     (2) If the Insured's Total Disability begins on or after the Policy Anniversary on which the Insured reaches the Attained Age of 60, we will waive all Monthly Deductions becoming due during the continuance of that disability until the Policy Anniversary on which the Insured reaches the Attained Age of 65.


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The Monthly  Deductions  waived will not be taken from the policy proceeds.  The
Monthly Deductions that will be waived are as defined in the policy and include:

     1.   The Monthly Administrative Charge; plus

     2.   The Face Amount Charge; plus

     3.   The Cost of Insurance; plus

     4.   The Mortality and Expense Risk Charge; plus

     5.   The cost for any riders.


If the waiver of Monthly Deductions is in effect all benefits included under the policy will continue in force.


Effect of Policy Adjustments

An application to increase the Total Face Amount of the policy will be considered to be an application to increase the coverage provided by this rider.

Exclusions

The following is a list of the exclusions in which case the waiver of Monthly Deductions would not be applicable:

     (1) Total Disability caused or contributed to by an attempt at suicide, or intentionally self-inflicted injury, while sane or insane;

     (2) Total Disability caused or contributed to by active participation in a riot, insurrection or terrorist activity;

     (3) Total Disability caused or contributed to by committing or attempting to commit a felony;

     (4) Total Disability caused or materially contributed to by the voluntary intake or use by any means of:

          (a) Any drug, unless prescribed or administered by a physician and taken in accordance with the physician's instructions; or

          (b) Poison, gas or fumes, unless a direct result of an occupational accident;

     (5)  Total   Disability   caused  or  contributed  to  by  intoxication  as
          "intoxication" is defined by the jurisdiction where the disability occurred;

     (6) Total Disability caused or materially contributed to by participation in an illegal occupation or activity; and/or

     (7) Total Disability caused or contributed to by any condition disclosed in the application and explicitly excluded in a form attached to the policy.

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Notice of Claim and Proof of Disability

Before we will waive Monthly Deductions, we must receive a written notice of claim and proof of Total Disability while the Insured is living and totally disabled, or as soon as reasonably possible.

Written notice should be sent to us. We will then provide claim forms requesting proof of Total Disability. Forms should be completed and returned to us as soon as possible after the Insured has been totally disabled for six (6) months.

Until we approve the claim, Monthly Deductions will continue when due as provided in the policy. After we approve your claim and we begin to waive Monthly Deductions, we will credit to the policy's Account Value the amount of any Monthly Deductions previously deducted during a period of Total Disability.

If the Total Disability begins during a Grace Period, sufficient funds will be required to be added to the Account Value by the Policy Owner. This ensures that any overdue Monthly Deductions can be deducted to avoid a lapse of insurance before we approve the claim for the waiver of Monthly Deductions.

Proof of Continuation of Total Disability

After we approve the claim, we will require proof of the continuation of Total Disability. During the first 24 months, proof will not be required more frequently than once every 30 days. After that time, proof will not be required more than once in any 12-month period. As part of the proof requirements we may, at our own expense, designate a physician to examine the Insured.

Incontestability

This rider will not be contested after it has been in force during the lifetime of the Insured for two (2) years from the Policy Date, except for non-payment of premium or fraud when permitted by applicable law in the state where the policy is delivered or issued for delivery. Any period during which Insured is Totally Disabled will not be included in the determination of two (2) year period.

Nonforfeiture Values

This rider does not have any Account Value, Cash Value, Cash Surrender Value, or loan value.

Cost of Benefit

The cost for this rider is determined monthly and deducted from the Account Value of the policy on each Monthiversary until the rider terminates.

The monthly cost factors for this rider are based on the Insured's Attained Age and are shown on the Rider Specifications Page. The monthly cost for this rider is the monthly cost factor times the premium class rating factor shown on the Rider Specifications Page times the amount of the current Monthly Deduction, excluding the cost for this rider.



Termination - This rider terminates on the earliest of the following dates:

     (1) The date the policy is terminated or continued as paid-up or extended term insurance;

     (2)  The Monthiversary following the date requested by you in writing;

     (3)  Upon nonpayment of the premium for this rider; and

     (4) The Policy Anniversary on which the Insured reaches the Attained Age of 65, unless the Insured is on claim paying status.


             Signed for American United Life Insurance Company(R) by,



                                Thomas M. Zurek
                                    Secretary
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